Exhibit 5.2

[FROST BROWN TODD LLC LETTERHEAD]

OHIO · KENTUCKY · INDIANA · TENNESSEE · WEST VIRGINIA

October 4, 2010

Graham Packaging Company, L.P.

GPC Capital Corp I

2401 Pleasant Valley Road

York, Pennsylvania 17402

Ladies and Gentlemen:

We have acted as local counsel for Graham Packaging Minster LLC (the “Company”) in connection with the offer to exchange those certain $253,378,000 aggregate principal amount of 8¼% Senior Notes due 2017, issued pursuant to the Indenture dated as of November 24, 2009, as supplemental (the “2009 Indenture”) and those certain $250,000,000 aggregate principal amount of 8¼% Senior Notes due 2018, issued pursuant to the Indenture dated as of September 23, 2010 (the “2010 Indenture,” and together with the 2009 Indenture, the “Indentures”), each among Graham Packaging Company, L.P. and GPC Capital Corp. I (the “Issuers”), the subsidiary guarantors (including the Company) (collectively, the “Subsidiary Guarantors”), Graham Packaging Holdings Company (together with the Subsidiary Guarantors, the “Guarantors”), and The Bank of New York Mellon, as Trustee (the “Trustee”) for all outstanding unregistered 8¼% Senior Notes due 2017 and all outstanding 8¼% Senior Notes due 2018 (collectively, the “Transaction”). Capitalized terms defined in the Indentures and not otherwise defined herein shall have the meanings given those terms in the Indentures.

In connection with the opinions expressed herein, we have examined the following documents (the “Documents”):

1.    A copy of each of the Indentures;

2.    A joint certificate of the sole member of the Company and the operating manager of the Company as to certain factual matters (the “Joint Certificate”);

3.    A Certificate of Full Force and Effect with respect to the Company from the Secretary of State of Ohio, dated on or around September 27, 2010;

4.    The Articles of Organization and the Operating Agreement of the Company, the completeness and accuracy of each of which have been certified to us as part of the Joint Certificate;

5.    Resolutions of the sole member of the Company, dated as of November 24, 2009, with respect to the 2009 Indenture and the transactions contemplated thereby, the completeness and accuracy of which have been certified to us as part of the Joint Certificate;

6.    Resolutions of the sole member of the Company, dated as of September 23, 2010, with respect to the 2010 Indenture and the transactions contemplated thereby, the completeness and accuracy of which have been certified to us as part of the Joint Certificate;

2200 PNC Center, 201 East Fifth Street	Cincinnati, Ohio 45202-4182	(513) 651-6800 • (513) 651-6981 fax	www.frostbrowntodd.com

October 4, 2010

7.    Joint Curative Resolutions of the sole member of the Company and the operating manager of the Company, dated on or around September 30, 2010, the completeness and accuracy of which have been certified to us as part of the Joint Certificate; and

8.    The minute books of the Company (the “Minute Books”).

In rendering the opinions set forth herein, we have assumed (i) other than as to the Company, the due authorization, execution and delivery of the Indentures, and (ii) that each of the Indentures (including the guarantees contained therein) constitutes the legal, valid and binding obligation of all parties thereto under applicable law, enforceable against all such parties in accordance with its terms. Further, we have assumed the authenticity of all documents submitted to us as originals, the legal capacity of all parties signing such documents, the genuineness of the signatures on such documents, and the conformity to original documents of all photostatic copies of such documents submitted to us. Finally, we have assumed that the records of the proceedings of the member of the Company contained in the Minute Books furnished to us by the Company are complete and accurate, and include all such records and reflect actions duly and validly taken by the member and/or operating manager of the Company.

As used herein, the phrases “to our knowledge,” “known to us” or similar phrases mean we have relied solely upon (i) the representations made in the Indentures, (ii) the Documents (including the Joint Certificate), and (iii) the actual knowledge of the limited number of attorneys in this firm who have been principally involved in the representation of the Company in the Transaction obtained in the scope of such representation and without (unless expressly described herein) any independent investigation or inquiry, and no inference as to our knowledge concerning factual matters should or may be drawn.

The phrases “limited liability company power” and “validly existing” refer to and are limited by Chapter 1705 of the Ohio Revised Code and the Articles of Organization and Operating Agreement of the Company.

The opinions expressed herein are limited to the laws (excluding securities laws and principles of conflicts of law) of the State of Ohio.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a limited liability company validly existing and in full force and effect under the laws of the State of Ohio.

2. The Company has the limited liability company power to execute and deliver each of the Indentures and to perform its obligations thereunder (including without limitation its obligations under Article 10 (Guarantees) thereof) and to conduct the business now owned and conducted by the Company in Ohio.

October 4, 2010

3.    Each of the Indentures has been duly authorized by all necessary limited liability company action on behalf of the Company.

4.    The execution and delivery of each of the Indentures by the Company do not violate or constitute on the part of the Company a breach or default under (a) its Articles of Organization or Operating Agreement, or (b) to our knowledge, any of the following: (i) any applicable provisions of statutory law or regulation to which Ohio limited liability companies are generally subject or (ii) any order, judgment or decree of any court, governmental agency or authority of Ohio to which the Company is subject.

5.    To our knowledge, no approval, authorization or other action by, or filing with, any governmental body, governmental agency or authority of Ohio (which has not been obtained) is required in connection with the execution and delivery by the Company of each of the Indentures or the compliance by the Company with its obligations under each of the Indentures.

This opinion is given solely for (i) the use and benefit of the addressees in connection with the Transaction, and (ii) for use by Simpson Thacher & Bartlett LLP (“Simpson Thacher”), exclusively in connection with the authorized purposes set forth below.

We hereby authorize the Issuers and the Guarantors to reference our name in the “Legal Matters” section of the Form S-4 Registration Statement, filed by them on July 2, 2010 and the Amendment No. 1 to the Form S-4 Registration Statement, to be filed by them on or around October 4, 2010 (collectively the “Registration Statement”) and also the prospectus to the Registration Statement. We also hereby authorize the Issuers and Guarantors to file this opinion as an exhibit to the Registration Statement. We understand and agree that Simpson Thacher, counsel to the Issuers and Guarantors, may rely on this opinion in connection with its opinion addressed to you dated the date hereof and filed as Exhibit 5.1 of the Registration Statement.

This opinion may not be relied upon for any other purpose or by any other party or entity. This opinion speaks as of its date only and is based upon facts and law in existence on the date hereof, and we disclaim any undertaking to advise you of changes occurring therein after the date hereof.

/s/ Frost Brown Todd LLC

FROST BROWN TODD LLC